GREAT-WEST FUNDS, INC.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

Introduction

The Board of Directors of Great-West Funds, Inc. (the “Fund”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), has adopted this Code of Ethics (the “Code”) pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms of the Securities and Exchange Commission (the “Commission”) thereunder. This Code establishes rules of conduct for “Principal Executive” and “Senior Financial” officers (“Covered Officers”) of the Fund and is designed to implement a high standard of business conduct and ethics regarding actual or apparent conflicts of interest.

1.	Relationship to Codes of Ethics Under Rule 17j-1

The Fund is subject to, and has adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act, which is also applicable to the Fund’s investment adviser, Great-West Capital Management, LLC (“GWCM”), a wholly owned subsidiary of Great-West Life & Annuity Insurance Company. The Fund’s principal underwriter GWFS Equities, Inc. also adopted a code of ethics under Rule 17j-1 (together with the Fund and GWCM’s code, the “Rule 17j-1 Codes”).

The Rule 17j-1 Codes impose reporting and disclosure requirements on covered persons relating to their personal investment transactions in securities, as well as substantively regulate such transactions, as the Board of Directors has determined to be reasonably necessary in order to prevent fraud, deceit or manipulative practices by such persons in connection with the purchase or sale, directly or indirectly, by the person of a security held or to be acquired by a portfolio.

The requirements of this Code are in addition to, not in substitution for, the provisions of the 17j-1 Codes that are applicable to Covered Officers. Accordingly, it shall be the responsibility of each Covered Officer to comply with the reporting, disclosure and pre-approval requirements of the Rule 17j-1 Codes as applicable to his or her personal securities investments. No personal securities investment transaction by a Covered Officer that complies with the procedural, reporting, disclosure and other provisions of the applicable Rule 17j-1 Codes shall be deemed to be a violation or constitute a waiver of any requirement of this Code.

2.	Applicability.

For purposes of this Code, the term “Covered Officer” shall mean each person who occupies the position of principal executive officer, managing director, principal financial officer, controller or principal accounting officer, each of whom are set forth in attached Exhibit A (as amended from time to time) for the purpose of promoting:

a.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b.	full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the Fund;

c.	compliance with applicable laws and governmental rules and regulations;

d.	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

e.	accountability for adherence to the Code.

3.	Substantive Requirements

a.	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

It shall be the responsibility of each Covered Officer to comply with the reporting, disclosure and pre-approval requirements of the Rule 17j-1 Codes as may be applicable to his or her personal securities investments.

No personal securities investment transaction by a Covered Officer that complies with the procedural, reporting, disclosure and other provisions of the applicable Rule 17j-1 Codes shall be deemed to be a violation or constitute a waiver of any requirement of this Code.

No Covered Officer shall derive any improper personal financial or other benefit of a substantial nature as a result of his or her position as the principal executive officer, principal financial officer, controller or principal accounting officer, as the case may be, through or from the Fund, or through or from any person or entity doing business or seeking to do business with the Fund, including, without limitation, gifts or gratuities (other than customary business gifts, meals or business entertainment that are not extravagant), preferred investment opportunities, or cash payments of any amount.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940 (“Investment Advisers Act’”).

4.	Examples of Conflicts of Interest

Each Covered Officer:

a.

Shall not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund.

b.	Shall not cause the Fund to take actions, or fail to take actions, for the individual personal benefit of the Covered Officer rather than for the benefit of the Fund.

c.

Shall not use material non-public knowledge of portfolio transactions made or contemplated for the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

d.	Shall not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential Violations that are made in good faith.

The list provided above provides examples of conflicts of interest under this Code; Covered Officers should contact the Chief Compliance Officer regarding questions or other situations which may involve a conflict of interest. The Fund and GWCM’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and GWCM both of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for GWCM or for both), be involved in establishing policies and implementing decisions that will have different effects on GWCM and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and GWCM and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the 1940 Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

The employment of a member of the immediate family of a Covered Officer by an entity doing business, or seeking to do business, with the Fund shall not be deemed a violation of this Code if the Covered Officer discloses such employment to the Board of Directors of the Fund.

Any Covered Officer who shall, in his or her capacity as principal executive officer, principal financial officer, controller or principal accounting officer, receive or be offered any personal financial or other benefit that is or may be proscribed by this Code promptly shall report same to the Fund’s Chief Compliance Officer. The Chief Compliance Officer shall be, and hereby is, authorized to determine whether the receipt of such financial or other benefit is or would be proscribed by this Code. If the Chief Compliance Officer shall determine the receipt of any such personal financial or other benefit is or would be proscribed by this Code, then the Chief Compliance Officer may direct that such benefit be refused or, if already received, that such benefit anonymously be donated to a charitable organization. Upon such donation, no violation of this Code shall be deemed to have occurred by reason of the Covered Officer having received such personal financial or other benefit. The Chief Compliance Officer’s determination that the offer to or receipt by a Covered Officer of a benefit is not a violation of this Code shall not be deemed a waiver of any provision of this Code.

The Chief Compliance Officer shall maintain a record of reports, if any, by Covered Officers of the receipt or offer of personal financial or other benefits, and the Chief Compliance Officer’s determinations and directions with respect to such reports.

a.	Full, fair, accurate, timely and understandable disclosure in reports and documents the Fund files with, or submits to, the Commission and in other public communications made by the Fund.

Each Covered Officer is responsible for the full, fair, accurate, timely and understandable disclosure in reports and documents the Fund files with, or submits to, the Commission and in other public communications made by the Fund, insofar as such disclosure or communication relates to matters within the scope of such Covered Officer’s responsibilities of office. Without limiting the generality of the foregoing, no Covered Officer willfully shall cause or permit any such disclosure or communication regarding a matter within the scope of his or her responsibility to: misstate a material fact; or omit to state a material fact necessary to make any statement made in any such disclosure or communication, in light of the circumstances in which such statement is made, not misleading.

b.	Compliance with applicable governmental laws, rules and regulations.

A Covered Officer promptly shall report to the Chief Compliance Officer any non-compliance or apparent non-compliance by the Fund with applicable governmental laws, rules and regulations including, without limitation, federal securities laws, regarding any matter that is within the scope of office of such Covered Officer, and shall take such action, if any, as may be directed by the Chief Compliance Officer with respect to the investigation or cure of such non-compliance or apparent non-compliance.

The fact that a violation of applicable governmental laws, rules or regulations has, or may have, occurred shall not itself be deemed violation of this Code. A determination by the Chief Compliance

Officer that a violation of applicable governmental laws, rules or regulations has, or has not, occurred shall not be deemed a waiver of any provision of this Code.

c.	Prompt internal reporting of violations of this Code.

It is the responsibility of each Covered Officer to promptly to report to the Chief Compliance Officer any violation or apparent violation of this Code by any Covered Officer. The Chief Compliance Officer shall maintain a record of the reports, if any, of violations or apparent violations of this Code by any Covered Officer.

The Chief Compliance Officer shall determine, in response to any such report, whether or not a violation of this Code has occurred. The Chief Compliance Officer, in carrying out his or her duties under the Code, may consult with outside counsel to the Fund with respect to violations and potential violations of the Code or applicable legal requirements. In the event the Chief Compliance Officer shall determine that a violation has occurred, he or she shall report such violation to the Board of Directors of the Fund. If after due investigation the Chief Compliance Officer determines that no violation has occurred, no further action is necessary.

d.	Accountability for adherence to this Code.

Compliance with the requirements of this Code is a condition of office of each Covered Officer. In the event of violation of the requirements of this Code by a Covered Officer, the Board of Directors of the Fund may take such action, as it deems appropriate, including, but not limited to, removal from office of the Covered Officer.

All reports and records prepared or maintained pursuant to this Code shall be considered confidential and maintained and protected accordingly. The Code is intended solely for the internal use of the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance, or legal conclusion.

Each Covered Officer shall acknowledge in writing his or her receipt of a copy of this Code, and his or her agreement that adherence to this Code is a condition of office.

5.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund, GWCM, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Fund and GWCM’s codes of ethics under Rule 17j-l of the Investment Company Act and GWCM’s more detailed policies and procedures set forth in the Fund’s compliance manuals are separate requirements applying to the Covered Officers and others and are not part of this Code.

6.	Amendments

Any changes or waivers of this Code will, to the extent required, be disclosed as provided by Commission Rules. Any amendments to this Code, other than amendments to Exhibit A, must be approved by a majority of the Directors, including a majority of the Independent Directors.

7.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this

Code, such matters shall not be disclosed to anyone other than the Board of Directors of the Fund, its counsel, and GWCM.

8.	Internal Use

The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Amended and Restated as Adopted by the Board of Directors of Great-West Funds, Inc. on April 18, 2013.

EXHIBIT A

Covered Officers

David L. Musto, Chief Executive Officer & President

Mary C. Maiers, Chief Financial Officer & Treasurer

Chief Compliance Officer

Katherine Stoner, Chief Compliance Officer